[GRAPHIC OMITTED][GRAPHIC OMITTED]                       PRESS RELEASE



SOURCE:  NEBO(R) Products, Inc.

FOR IMMEDIATE RELEASE:  May 7, 2002

HEADLINE:         The NEBO(R) Products Letter to the Shareholders

DRAPER, Utah, May 7, 2002 / PR Newswire / -- NEBO(R) Products, Inc. (OTC Bulletin Board: NEBO) today posts its letter to the shareholders.

                        LETTER MAILED TO THE SHAREHOLDERS
                                   May 7, 2002

About NEBO(R)

Our company had its beginnings in late 1996 mainly as an exporter of U.S. products to islands in the South Pacific. Soon thereafter we began to manufacture products for distribution into the United States with a primary focus on hardware and sporting goods. Our outdoor division now offers six full lines of sleeping bags plus tents and camping equipment. Our hardware division makes some of the best hammers, screwdrivers, tape measures, and safety glasses currently in the tool industry.

In 2001, NEBO(R) decided that rapid growth in revenues and earnings could best be accomplished through becoming a public company, increasing the level of management experience, and growing through acquisitions in our current product creation and distribution space.

Becoming a public company takes a lot of time, focus and money. NEBO(R) began the process of becoming public in early 2001 and incurred significant legal, audit and consulting expense throughout 2001 and 2002. We believe this investment in becoming a public company was a wise investment of both time and money and will pay significant dividends in the short term, as we expect to be able to more rapidly grow sales both internally and through acquisitions.

In addition, in order to implement this plan and to rapidly grow revenues and earnings as a public company, it became apparent that it would be necessary to increase the management talent at the company. Since July of 2001 NEBO(R) has brought in a significant amount of new experience, while keeping personnel expenses in check. The new team includes a new CFO, Product Development and Marketing Vice President, Sporting Goods Sales Vice President, and Hardware Sales Vice President. Though this kind of high-level transition takes significant time and effort, we are happy to report that the changeover process is now completed and we expect to be able to start seeing results from this process in the 3rd and 4th quarters of this year.

With the company now publicly traded and the management experience upgraded, we are aggressively beginning our growth plan of both internal sales growth and external acquisitions. Although in the short term the company's revenue and earning will continue to be pressured by the additional expenses associated with compensation of management and consultants, we believe that this will be the company's best sales year ever with significant revenue growth projected for 2002 sales in our hardware and sporting goods divisions.

We also anticipate acquiring significant revenues and earnings as we go forward. We will focus primarily on companies and products that fit into our existing competencies of product creation, overseas manufacturing, and distribution with high margins. We believe that there are a significant number of small private companies in the U.S. that are creating and distributing products that would fit nicely with our company and who would look favorably on merging with a public company like NEBO(R). We anticipate acquiring these companies and products through a combination of cash, debt and equity in the public markets.

In order to do these kinds of acquisitions we intend to use our stock as currency in many of our early acquisitions. We anticipate that this will require there to be both a relatively stable stock price and regular trading volume in our stock. In the six months since we first traded in November of 2001 we have had steady volume with many months trading over a million shares a month. We are excited that as a newly public company there has been this type of interest in buying and selling our stock. We have also had quite a bit of volatility in our stock with it trading as low as the .25-cent range and as high as the .85-cent range.

We attribute this volatility to two things. First, though we try to put out as much meaningful information as we can in a timely and regular fashion, we often feel that the wide swings in our price are due more to rumor than substance. We recommend that as a shareholder you review our financials and then either call management to discuss them and our business plan, or come on in and meet with management one on one to better understand how the company's plans will unfold. The company is now six years old and will continue providing regular steady revenues as it always has.

Second, as with any newly public company there are always some shareholders who acquired their stock, often many years ago, at a very low cost, either in private placements, as former employees, or in other transactions with the company. Many of these shareholders have waited years for the company to be public and liquidity in their investment . We believe that some of these shareholders have sold shares in the last six months without apparent interest in what we believe are the future prospects of the company or the current intrinsic value in the stock. This has created great volatility in the stock and pricing that the company believes is greatly undervalued in the market.

We anticipate that as we continue forward with our business plan and continue to be successful that this volatility will lessen and that the stock will come to reflect the true value and prospects of a company with a six-year track record of established revenues and growth. We appreciate your patience as we work through this first year of being a public company.

We anticipate that 2002 will be our best year ever with revenues increasing significantly and with new acquisitions being completed. We are glad to have you along as our partners.

Regards,

Scott Holmes
Chairman and CEO
NEBO(R) Products, Inc.

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About NEBO(R) Products

NEBO(R) Products maintains and distributes innovative hardware (NEBO(R) Tools) and sporting goods (NEBO(R) Sports). NEBO(R) Products' lines are unique, aggressively merchandised, and well priced. NEBO(R) Products, based in Draper, UT, sells to over 5,000 retail customers in the U.S. and Canada.


For more information contact

NEBO(R)Products, Inc.
Eleanor Gay
Toll free: (888) 526-1295
Fax: (801) 495-2151
E-mail: eleanorg@neboproducts.com
Websites: www.nebotools.com, www.nebosports.com  and www.neboproducts.com
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Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.